Exhibit 15.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements on Form S-8 (No. 333-270369) and Form F-3 (No. 333-259716) of our reports dated 29 August 2025 with respect to the consolidated financial statements of Sasol Limited and the effectiveness of internal control over financial reporting.

/s/ KPMG Inc.

Johannesburg, Republic of South Africa

29 August 2025